Exhibit 99.1

Contact: Mark Boehmer
VP & Treasurer
(336) 861-3603

FOR IMMEDIATE RELEASE

SEALY REPORTS CONTINUED STRONG SALES AND EARNINGS IMPROVEMENTS
FOR FIRST FISCAL QUARTER OF 2006

Sales Growth of 10.2%; Net Income Rises 11.3%

ARCHDALE, North Carolina (May 17, 2006) - Sealy Corporation reported net sales of $395.7 million for the quarter ending February 26, 2006, an increase of 10.2% from $359.0 million for the same period a year earlier. Gross profit was $176.7 million or 44.7% of sales as compared with $159.1 million or 44.3% of sales for the same prior year period. Net income was $23.0 million after a $0.3 million reduction due to the cumulative effect of a change in accounting. This represents an 11.3% increase over the $20.6 million in the same period a year ago.

“We are pleased with our first quarter results,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “During the quarter we saw strong international performance, a successful launch of our new Stearns & Foster product line and the introduction of our new Posturepedic line. Strong demand for our brands, continuous focus on improving efficiencies in our facilities, and the commitment of our employees continue to drive our success in the market place.”

First Quarter Revenues:

•                  Domestic net sales increased 9.7% to $314.5 million as average unit selling price improved 10.1% and unit volume declined 0.4%

•                  International net sales grew 12.3% to $81.2 million driven by Canadian sales growth of 21.7% in local currency and 27.8% in U.S. Dollars

Operating income for the quarter was $56.7 million, as compared to $53.2 million in the first quarter of 2005. Last year’s results included foreign currency exchange gains of $2.4 million.

Sealy also announced its fiscal first quarter conference call for Thursday, May 18 at 4:30 p.m. ET. To participate in the conference call, investors and analysts are invited to call 866-770-7125 in the U.S. and Canada, or +1 617-213-8066 outside of the U.S. and enter the code 60041686. A replay will be available following the call until midnight on Wednesday, May 31, 2006. To access the replay, call 888-286-8010 in the U.S., or +1 617-801-6888 outside of the U.S. and enter the code 43314490.

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy® , Sealy Posturepedic®, Stearns & Foster®, and Basset® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SEALY CORPORATION

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	February 26, 2006	February 27, 2005
Net sales	$395,735	$359,023
Cost of goods sold	219,038	199,973
Gross Profit	176,697	159,050

Selling, general and administrative	123,604	108,331
Amortization of intangibles	122	175
Royalty income, net of royalty expense	(3,689)	(2,628)
Income from operations	56,660	53,172
Interest expense	18,736	19,727
Other income, net	(187)	(93)
Income before income tax expense	38,111	33,538
Income tax expense	14,852	12,904
Income before cumulative effect of a change in accounting principle	23,259	20,634
Cumulative effect on prior years (to November 28, 2005) of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	287	—
Net income	$22,972	$20,634
Earnings per common share - Basic
Income before cumulative effect of a change in accounting principle	$0.33	$0.29
Cumulative effect of a change in accounting principle		—
Earnings per common share - Basic	$0.33	$0.29
Earnings per common share - Diluted
Income before cumulative effect of a change in accounting principle	$0.30	$0.28
Cumulative effect of a change in accounting principle		—
Earnings per common share - Diluted	$0.30	$0.28
Weighted average number of common shares outstanding:
Basic	70,482	70,247
Diluted	76,386	73,831

SEALY CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	February 26, 2006	November 27, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,760	$36,554
Accounts receivable, net of allowances for bad debts, cash discounts and returns	203,977	175,414
Inventories	66,485	60,141
Assets held for sale	1,405	1,405
Prepaid expenses and other current assets	14,976	14,320
Deferred income taxes	16,661	16,555
	317,264	304,389
Property, plant and equipment—at cost	335,415	328,935
Less: accumulated depreciation	(166,447)	(160,958)
	168,968	167,977
Other assets:
Goodwill	385,487	384,646
Other intangibles	4,486	4,559
Debt issuance costs, net, and other assets	32,309	33,116
	422,282	422,321
	$908,514	$894,687
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term obligations	$11,288	$12,769
Accounts payable	110,473	119,558
Accrued incentives and advertising	34,480	37,958
Accrued compensation	46,168	44,138
Accrued interest	10,019	18,414
Other accrued expenses	57,105	47,429
	269,533	280,266
Long-term obligations, net of current portion	949,677	948,975
Other noncurrent liabilities	43,194	43,659
Deferred income taxes	12,492	12,356
Commitments and contingencies	—	—
Common stock and options subject to redemption	21,478	21,654
Stockholders’ deficit:
Common stock, $0.01 par value; Authorized 200,000 shares; Issued: 2006 — 70,488; 2005 — 70,480 (including shares classified above as subject to redemption: 2006 — 265; 2005 — 263)	702	702
Additional paid-in capital	366,294	365,900
Accumulated deficit	(758,491)	(781,463)
Accumulated other comprehensive income	3,755	2,638
Treasury stock	(120)	—
	(387,860)	(412,223)
	$908,514	$894,687

SEALY CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Quarter Ended
	February 26, 2006	February 27, 2005
Cash flows from operating activities:
Net income	$22,972	$20,634
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,700	5,488
Deferred income taxes	(23)	8,545
Non-cash interest expense:
Senior Subordinated PIK Notes	2,113	1,918
Amortization of debt issuance costs and other	235	886
Stock-based compensation	372	156
(Gain) loss on sale of assets	22	(179)
Cumulative effect of accounting change	287	—
Other, net	(717)	(204)
Changes in operating assets and liabilities:
Accounts receivable	(28,563)	(24,546)
Inventories	(6,344)	(5,254)
Prepaid expenses and other current assets	(150)	2,360
Accounts payable	(9,085)	11,345
Accrued expenses	350	(17,840)
Other liabilities	(1,225)	(1,417)
Net cash provided by (used in) operating activities	(14,056)	1,892
Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,577)	(5,698)
Proceeds from the sale of property, plant and equipment	29	4,648
Net cash used in investing activities	(5,548)	(1,050)
Cash flows from financing activities:
Repayments of long-term obligations	—	(5,000)
Net borrowings (repayments) under revolving credit facilities	(3,295)	17,251
Other	(17)	2,938
Net cash provided by (used in) financing activities	(3,312)	15,189
Effect of exchange rate changes on cash	122	(972)
Change in cash and cash equivalents	(22,794)	15,059
Cash and cash equivalents:
Beginning of period	36,554	22,779
End of period	$13,760	$37,838